                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements pertaining to the Summagraphics Corporation 1987 Stock Plan (Form S-8 No. 33-19583 and No. 333-34007), 1988 Employee Stock Purchase Plan (Form S-8 No. 33-25348), 1988 Non-Employee Director Stock Option Plan (Form S-8 No. 33-26415), and CalComp Technology, Inc. 1996 Stock Option Plan for Key Employees (Form S-8 No. 333-19533) of our report dated January 19, 1998, except for Notes 1, 7, 8 and 13, as to which the date is March 30, 1998, with respect to the consolidated financial statements of CalComp Technology, Inc. included in the Annual Report (Form 10-K) for the year ended December 28, 1997.


/s/ Ernst & Young
-------------------------
Orange County, California
April 6, 1998